Exhibit 10.5

June 14, 2007

Gerard Abraham
3603 Alcorn Bend Drive
Sugar Land, Texas 77479

Dear Gerard:

This replaces the letter dated May 31, 2007.  I am pleased to offer you a position with Symyx Technologies, Inc. (“Symyx”) as President, Tools reporting to Isy Goldwasser. You will receive a monthly salary of $22,917 (twenty-two thousand, nine hundred and seventeen dollars) which will be paid semi-monthly in accordance with the Symyx normal payroll procedures, less applicable withholding taxes. Beginning in 2008, provided satisfactory individual personal achievement, company performance coming in on budget, and upon full achievement of Symyx Tools goals, including reaching product development milestones, revenue and allocated contribution, you are eligible for an annual bonus of up to 50% of annual earned salary. For the remainder of calendar year 2007, Symyx will guarantee 50% of your bonus equivalent to half of your 2007 salary ($68,750.)  Your participation in this plan is subject to the terms of the bonus plan, including that you must be an employee at the time the bonus is paid in order to receive the bonus.

We will provide you with a one-time payment of $50,000 (fifty thousand dollars,) minus applicable taxes, in your first Symyx paycheck, as a sign-on bonus.  This bonus will be repayable to Symyx in full should you resign from Symyx within the first twelve months of your employment.

In addition, subject to approval by the Board of Directors or its appropriately appointed committee, you will be granted an option to purchase 15,000 (fifteen thousand) shares of Symyx Common Stock priced at the closing sale price of Symyx Common Stock on the Nasdaq National Market on the date of grant. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and applicable stock option agreement, and will vest over a one year period.

It is our intent to present you with a long term incentive plan in the near future. At this time we are in the process of creating this plan that will properly reward and retain our leadership team.

To facilitate your relocation to the Bay Area, we will provide relocation assistance in accordance with the enclosed relocation guidelines, provided that those relocation expenses are incurred within one year of commencement of your employment. These relocation expenses will be grossed-up for tax purposes as described in the attached policy.

To assist in your relocation and transition to the Bay Area, Symyx will provide you with a monthly housing allowance in accordance with the following schedule:

•	0-11 months following home purchase or rental agreement in Bay Area, Symyx will provide you with a taxable housing allowance of $3,000 per month.
•	12-23 months following home purchase or rental agreement in Bay Area, Symyx will provide you with a taxable housing allowance of $2,000 per month.
•	24-35 months following home purchase or rental agreement in Bay Area, Symyx will provide you with a taxable housing allowance of $1,000 per month.

This housing allowance is contingent upon your continuous employment with Symyx. Reimbursed relocation costs, including any gross-up payments, and the relocation assistance payment are repayable to Symyx should you resign from Symyx within twelve months of when those payments were made to you. Your signature below authorizes Symyx to deduct the full amount paid toward your relocation from your final pay.  Should your final pay be less than the amount paid toward your relocation, you understand that you will be responsible for repayment of the difference.

As part of your employment you will be eligible to participate in the Executive Change of Control and Severance Benefit Plan.  The plan is to provide severance benefits and/or change of control benefits to certain eligible executive employees of the Company.  See attachment.

As a Symyx employee, you are eligible to receive certain employee benefits. Please review the enclosed Benefits Summary which summarizes our current benefits offering. You should note that Symyx may modify its compensation and benefits from time to time as it deems necessary, including, without limitation, the ability to amend and terminate such plans at any time.

You should be aware that your employment with Symyx is not for a specified period and constitutes at will employment. As a result, you are free to resign at any time, for any or no reason.  Similarly, Symyx is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  Symyx reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to Symyx documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with Symyx, you will not engage in any other employment, occupation, consulting or business activity directly related to the business in which Symyx is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Symyx.  As a Symyx employee, you will be expected to sign and comply with the enclosed At-Will, Confidential Information, Invention Assignment and Arbitration Agreement, which requires (among other things) the assignment of patent rights to any invention made during your employment at Symyx and non-disclosure of proprietary information.

To indicate your acceptance of Symyx’s offer, please sign and date this letter in the space provided below and return it to me, along with the signed code of conduct and confidentiality agreement.  A duplicate original is enclosed for your records.  This offer of employment expires June 21, 2007 unless accepted prior to that date, and requires Board approval prior to your commencement of employment. This letter, along with the agreement relating to proprietary rights between you and Symyx, set forth the terms of your employment with Symyx and supersede any prior representations and/or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of Symyx and by you.

We look forward to working with you at Symyx.

Sincerely,
/s/ Rex Jackson
Rex Jackson
Executive Vice President,
General Counsel
ACCEPTED AND AGREED TO this
19th	day of	June	, 2007.

By:	/s/ Gerard A. Abraham
Start date:	July 1st, 2007

Enclosures

Relocation Guidelines

o	A house-hunting trip of up to 5 days for you and your spouse. Covered expenses include coach airfare from Texas to Bay Area, hotel and rental car.

o
Packing, unpacking & physical move of household goods up to $25,000, including up to 2 automobiles, up to 60 days storage and insurance as provided by storage and moving companies, or a lump-sum payment of $15,000.

o	Temporary living at company provided housing, up to 60 days.

o	Home finding assistance, including a half day tour by relocation specialist and membership to an agreed upon service to facilitate home search process.

o	For purchase of new home, the Company will:

1.	Reimburse loan origination fee;
2.	Reimburse closing costs up to 2% of the purchase price, not to exceed $25,000 (including escrow fees, abstracts, title insurance, recording fees, notary fees, inspections).
3.	No reimbursement for points.

o	For final move, coach airfare for you and your family from Texas to the Bay Area.

o
To assist with taxes, Company will gross-up by 50% approved relocation expenses considered taxable income under the IRS code.  This will be reported as taxable income on employee's W2 and the gross-up portion will be withheld. No guarantee it will cover the amount of taxes due for relocation.